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                              SL INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                               THE RORID COMMITTEE
                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                            NEWCASTLE PARTNERS, L.P.
                                 MARK E. SCHWARZ
                                   GLEN KASSAN
                               JAMES R. HENDERSON
                                 STEVEN WOLOSKY
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                                       -2-

                      An Important Message to Stockholders
                                      from
                               The RORID Committee
               (RESPONSIBLE OWNERS REPLACING INCUMBENT DIRECTORS)
                -           -      -         -         -

Dear Fellow Stockholders:

We are the owners of 850,800 shares of SL Industries,  Inc.  ("SL").  We believe that  the  full  value of our  investment  will  never  be  realized  under  the leadership of the existing Board and  management.  We are offering  stockholders the  opportunity  to vote for a slate of nominees  committed to  maximizing  the value of SL for all  stockholders,  as described in our proxy statement,  at the annual meeting of stockholders scheduled to be held on January 22, 2002.

WE  BELIEVE  THAT  INCUMBENT  DIRECTORS  OF SL HAVE AN  UNACCEPTABLE  MANAGEMENT
RECORD, AS EVIDENCED BY THE FOLLOWING:

o     Following  the fiscal year ended July 31,  1999,  the Board  changed  SL's fiscal  year-end  from July 31 to December  31. We question  whether  this change in fiscal  year  served any  business  purpose,  or if it served to
      obfuscate   financial  reporting  and  confuse  the  comparisons  of  SL's financial  performance  with prior  periods by  creating a 5-month  "stub"
      period.

o     Since the  beginning  of the  5-month  "stub"  period,  SL has  reported a staggering  $18.6  million in  restructuring  charges  through the quarter ended September 30, 2001. Additional restructuring charges of $1.2 million are projected  for the quarter  ending  December 31, 2001,  for a total of
      $19.8  million in  charges.  The $19.8  million in charges  exceeds  total cumulative net profits reported by SL since July 31, 1990.

o     CEO Owen Farren stated in SL's 1999 annual report that "we believe that SL
      Industries'   common   stock   represents   an   outstanding    investment
      opportunity."  Since then,  SL's share price dropped from $12.75 to recent prices of around $6 - a decline of over 50%.

WE  BELIEVE  THAT  THE  INCUMBENT  DIRECTORS  HAVE  AN  UNACCEPTABLE   CORPORATE
GOVERNANCE RECORD, AS EVIDENCED BY THE FOLLOWING:

o     Prior to the Annual Meeting  scheduled to be held on January 22, 2002, the incumbent  directors had not scheduled an annual  meeting of  stockholders for close to two years.  We question  whether this annual meeting was only scheduled as a result of our legal  action  against SL, and why no meeting had been held in the past two years in  violation  of New Jersey law,  New
      York Stock Exchange rules and standard corporate practice.

o     In 1997,  the Board  eliminated  cumulative  voting  for the  election  of directors.  Cumulative  voting is a  mechanism  which  can allow  minority stockholders to elect one or more directors. We believe the elimination of cumulative voting had the effect of reducing minority stockholder rights.

WE BELIEVE THAT THE INCUMBENT  DIRECTORS  HAVE NOT PROVIDED AN ADEQUATE LEVEL OF
CORPORATE OVERSIGHT, AS EVIDENCED BY THE FOLLOWING:

The Board of  Directors  of a public  company is  charged  with  overseeing  the management  of the  company  on behalf of the  stockholders.  Yet  despite  SL's significant  losses,  the SL Board has  recently  awarded  management  lucrative
"golden  parachutes."  What were the  compelling  business  reasons for awarding
"golden parachutes" to management of a company with results as poor as SL?

o     Since we announced that we would  challenge SL's incumbent  directors with our slate of  nominees,  certain SL  executives  entered  into  "change in control"  agreements  with SL  under  which  they  would  be  entitled  to significant payments (over $1.1 million in the case of CEO Owen Farren and over  $360,000  in the  case of Vice  President  David  Nuzzo)  and  other benefits if the executives are terminated following a change in control of
      SL. We believe that the change in control agreements are unwarranted and a waste of  corporate  assets  in view of SL's  stock  price  and  operating performance, as described in our proxy statement.

o     Management has spent over $30 million in cash on acquisitions  since 1998, as  disclosed  in SL's public  filings.  In making such  acquisitions,  we estimate that SL has  increased  its long-term  debt from $833,000 to over
      $40  million,   substantially   increasing   the  financial   risk  to  SL
      stockholders.

o     We believe that SL is in a financially distressed state,

          o  management has  discontinued  SL's quarterly  dividend - a dividend that has been paid for years,  as discussed in SL's public filings;
             and

          o  SL's auditors have  indicated  that they might have to modify their report  with  respect  to SL's  ability  to  continue  as a  "going concern", as disclosed in SL's public filings.

The directors and executive  officers own outright in the aggregate less than 1%
of  the  outstanding  shares  of SL  (and  own  beneficially  only  7.2%  of the outstanding shares). We believe that the lack of significant actual ownership of
SL shares by the  incumbent SL Board and  management  may  contribute  to the SL
Board's and  management's  lack of commitment to maximizing  the value of the SL shares.

As the second largest  stockholder of SL, The RORID Committee  believes that its interests are clearly  aligned with yours. We urge you to support our efforts by signing,  dating and returning  your GOLD proxy card today.  If you have already voted for the  incumbent  management  slate you have every  right to change your vote by  signing  and  returning  a later  dated  GOLD  proxy.  If you  have any questions or require any assistance  with your vote,  please  contact  Innisfree
M&A  Incorporated,  which is  assisting  us,  toll-free  at (888)  750-5834, bankers and brokers call collect (212) 750-5833.

THIS  LETTER  SUPERSEDES  AND  REPLACES  THE LETTER TO  STOCKHOLDERS  PREVIOUSLY
DELIVERED TO STOCKHOLDERS ON OR ABOUT DECEMBER 21, 2001.

Thank you for your support,

Warren G. Lichtenstein
On behalf of The RORID Committee